Exhibit 10.3

LADENBURG THALMANN FINANCIAL SERVICES INC.

590 Madison Avenue, 34th Floor
New York, NY 10022

As of March 25, 2005

Mr. Michael Philipps
12 Windmill Lane
Scarsdale, New York 10583

     Dear Mr. Philipps:

We are pleased to inform you that Ladenburg Thalmann Financial Services Inc. (the “Company”) has granted you the right to purchase, and you have agreed to purchase (“Stock Purchase Obligation”), 2,500,000, shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), at a purchase price of $0.64 per share (the shares of Common Stock to be purchased are referred to hereinafter as the “Shares”). Capitalized forms used and not otherwise defined herein shall have the meanings ascribed to them in the employment agreement of even date herewith between you and the Company (“Employment Agreement”).

     1. Subject to the terms hereof, you shall purchase the Shares from time to time on or prior to March 25, 2015 (after which the Stock Purchase Obligation will, to the extent not previously consummated, expire).

     2. All Shares must be purchased for cash. While you are an employee of the Company, the Stock Purchase Obligation shall be consummated and you shall purchase Shares only through the use of Commissions and Override payable to you from and after the Commencement Date (other than (i) Commissions on the Initial Revenues generated in the first year of the Employment Period and (ii) Commissions on the first $2,000,000 of gross commissions generated from Philipps Accounts in the second year of the Employment Period). The Company shall withhold such payments from your net payroll after withholding and apply them quarterly to the purchase price for the Shares. Certificates evidencing the Shares shall be issued promptly thereafter. You acknowledge and understand that the Stock Purchase Obligation is not an option and that you are contractually committed to purchase Shares using your Commissions and Override in accordance with the terms hereof.

     3. In the event that your employment is terminated by reason of your death or Disability, the Stock Purchase Obligation shall remain effective for a period of one year following termination of employment, but not later than March 25, 2015. In the event your employment is terminated for any reason other than death or Disability, the Stock Purchase

Obligation shall thereupon terminate; provided, however, that if your employment is terminated by the Company without Cause or by you for Good Reason, then the Stock Purchase Obligation shall remain effective for a period of three months following termination of employment, but not later than March 25, 2015. In the event of your death or Disability, the Stock Purchase Obligation may be consummated and Shares may be purchased by your personal representative or representatives, or by the person or persons to whom your rights under the Stock Purchase Obligation shall pass by will or by the applicable laws of descent and distribution.

     4. The Stock Purchase Obligation is not transferable except by will or the applicable laws of descent and distribution. Notwithstanding the foregoing, with the approval of the Compensation Committee, you may transfer the Stock Purchase Obligation (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of your “Immediate Family” (as defined below), or (ii) to an entity in which you and/or members of your Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, provided that such transfer is being made for estate, tax and/or personal planning purposes and will not have adverse tax consequences to the Company and subject to such limits as the Compensation Committee may establish and the execution of such documents as the Compensation Committee may require. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Stock Purchase Obligation prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing your household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or you) control the management of the assets.

     5. In the event of any change in the shares of Common Stock of the Company as a whole occurring as the result of a stock split, reverse stock split, stock dividend payable on shares of Common Stock, combination or exchange of shares, or other extraordinary or unusual event occurring after the date hereof, the Board of Directors of the Company (the “Board”) shall make appropriate adjustments in the terms of the Stock Purchase Obligation to preserve the economic interest of the grant. Any such adjustments will be made by the Board, whose determination will be final, binding and conclusive.

     6. The Stock Purchase Obligation does not confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or its subsidiaries or affiliates to terminate the term of your employment.

     7. The Company shall require as a condition to the purchase of any Shares that you pay to the Company, or make other arrangements regarding the payment of, any federal state or local taxes required by law to be withheld as a result of such purchase.

     8. Unless at the time of the purchase of any Shares a registration statement under the Securities Act of 1933, as amended (the “Act”), is in effect as to the Shares, the Shares shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon the purchase of any Shares, you agree to execute and deliver to the Company a reasonable certificate to such effect.

     9. You agree to abide by all of the Company’s policies in effect at the time you acquire any Shares and thereafter, including the Company’s Insider Trading Policy, with respect to the ownership and trading of the Company’s securities.

     10. The Company represents and warrants to you as follows: (i) this Agreement and the Stock Purchase Obligation hereunder have been authorized by all necessary corporate action by the Company and this letter is a valid and binding Agreement of the Company enforceable against the Company in accordance with its terms; (ii) the Company will obtain, at its expense, any regulatory approvals necessary or advisable in connection with the Stock Purchase Obligation or the issuance of the Shares; and (iii) the Company currently has reserved and available, and will continue to have reserved and available during the term of the Stock Purchase Obligation, sufficient authorized and issued shares of its Common Stock for issuance upon purchase by you hereunder.

     11. Promptly following the date hereof, the Company shall use its best efforts to file and keep in effect a Registration Statement on Form S-8 or other applicable form to register under the Act the resale of the Shares purchasable by you.

     12. This Agreement contains all the understandings between the Company and you pertaining to the matters referred to herein, and supercedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect hereto. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of the Company. No waiver by the Company or you of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof by executing this Agreement in the space provided below.

Very truly yours, LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Salvatore Giardina
Salvatore Giardina
Vice President and Chief Financial Officer

     AGREED TO AND ACCEPTED:

/s/ Michael Philipps

MICHAEL PHILIPPS